As filed with the Securities and Exchange Commission on May 15, 1996

                                                     Registration No. 33-_______


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           AW COMPUTER SYSTEMS, INC.
                           -------------------------
              (Exact name of Registrant as specified in its charter)


            New Jersey                                   22-1991981
            ----------                                   ----------
   (State or other jurisdiction of          (I.R.S. Employer Identification No.)
    incorporation or organization)

                             9000A Commerce Parkway
                         Mount Laurel, New Jersey 08054
                                 (609) 234-3939
                                 --------------
               (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                  Charles Welch
                      Chief Executive Officer and President
                             9000A Commerce Parkway
                         Mount Laurel, New Jersey 08054
                                 (609) 234-3939
                                 --------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                               Gary Kaufman, Esq.
                           Law Offices of Gary Kaufman
                           1370 Avenue of the Americas
                                   Suite 3200
                            New York, New York 10019


If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]


CALCULATION OF REGISTRATION FEE
- ----------------------------------------------------------------------------------------------------------------------------

Title of Each Class      Amount To Be   Proposed Maximum    Proposed            Amount of
of Securities            Registered     Offering Price      Maximum             Registration Fee
To Be Registered                        Per Security        Aggregate
                                                            Offering Price(1)
- ----------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------
Class A Common Shares,   1,274,773      $3.56               $4,538,191.88       $1,316.08
$.01 par value           Shares(2)(3)
- ----------------------------------------------------------------------------------------------------------------------------

[FN]

(1) Estimated solely for the purpose of calculating the registration fee under Rule 457 based upon the last sales price of the Company's Class A Common Shares quoted on the Nasdaq National Market on May 13, 1996. Pursuant to Rule 457(g), the registration fee for the Class A Common Shares issuable upon exercise of the Warrants (see footnote 2 below) is calculated on the same basis as the Class A Common Shares included in this Registration Statement.

(2) Includes 394,000 Class A Common Shares issuable upon exercise of 394,000 warrants issued in connection with a private placement in May 1995 (the "1995 Warrants") and 236,773 Class A Common Shares (taking into account certain adjustments) issuable upon exercise of 200,000 warrants originally issued in connection with a development contract in October 1993 (the "1993 Warrants"). The 1993 Warrants and 1995 Warrants are collectively referred to herein as the "Warrants".

(3) Pursuant to Rule 416, additional securities are being registered as may be required for issuance pursuant to the anti-dilution provisions of the Warrants.
[/FN]

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to
Section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


[S]            [C]
                   SUBJECT TO COMPLETION dated May 15, 1996

                             PRELIMINARY PROSPECTUS

                               1,274,773 Shares

                      AW COMPUTER SYSTEMS, INC.

                        Class A Common Shares

     This Prospectus relates to an aggregate of 1,274,773 Class A Common Shares, $.01 par value (the "Common filed Shares"), of AW Computer Systems, Inc., a New Jersey company, with the (the "Company"), being offered by certain selling shareholders. Of the Common Shares being offered hereby, 644,000 shares are and held directly by the selling shareholders and 630,773 shares are issuable upon the exercise of outstanding warrants to purchase Common Shares (the "Warrants"). See "Selling Shareholders", "Plan of Distribution" and "Description of Securities".

     In May 1995, certain officers and directors of the Company and other individuals purchased a total of 394,000 units, each consisting of one Common Share and a warrant to purchase an additional Common Share at an exercise price of $2.00 per share (the "1995 Warrant"). The 1995 Warrants are exercisable for five years from the date of grant. The purchase price per unit was sell or the $0.55. The total proceeds to the Company, net of expenses, was approximately $206,000, which proceeds were used for product development and ongoing operations.

     In October 1993, in connection with a development contract entered into between the Company and Winn-Dixie Stores, Inc. ("Winn-Dixie"), the Company issued warrants to acquire 200,000 securities Common Shares (the "1993 Warrants"), subject to adjustment in the case of certain anti-dilution events. As a result of the issuance in which of the aforesaid units in May 1995, the number of Class A Common Shares issuable upon the exercise of the 1993 Warrants was adjusted from 200,000 to 236,773 and the price per share was adjusted from $3.625 to $3.062. Each 1993 Warrant is exercisable for the purchase of one Common Share at a current exercise price of $2.00 per share. In addition, in March 1996, the Company issued 250,000 Common Shares to Winn-Dixie at a price of $2.00 per share, or an aggregate consideration of $500,000. As additional consideration for the purchase of the Common Shares, the Company modified the exercise price of the 1993 Warrants from the previously adjusted price of $3.062 per share to $2.00 per share.

     Common Shares acquired upon exercise of the Warrants will be "restricted securities" and the other Common Shares being offered hereby are "restricted securities" under the Securities Act of 1933, as amended ("Securities Act"). This Prospectus has been prepared for the purpose of registering the Common Shares underlying the Warrants and the other Common Shares to allow for future sales by the selling shareholders to the public without restriction. To the knowledge of the Company, the selling shareholders have made no arrangement with any brokerage firm for the sale of the Common Shares. The selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with resales of the shares may be deemed to be underwriting commissions or discounts under the Act. See "Plan of Distribution". The Common Shares offered hereby may be sold from time-to-time by the selling shareholders described herein in transactions on one or more exchanges, in the over-the-counter market or otherwise at prices prevailing at the time or in negotiated transactions, or in a combination of such methods of sale. The Company will receive proceeds from the exercise of the Warrants but will not receive any of the proceeds from the sale of the Common Shares. The expenses incurred in registering the Common Shares, including legal and accounting fees and printing costs, will be paid by the Company, other than discounts, concessions and commissions on the sale of the Common Shares. See "Plan of Distribution".

     The Company's Class A Common Shares are quoted on the NASDAQ National Market under the symbol "AWCSA". On May 13, 1996, the last reported sales price of the Class A Common Shares was $3.56.

     The Common Shares have not been registered for sale under the securities laws of any state or other jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Common Shares should confirm the registration of such shares under the securities laws of the states in which such transactions occur or the existence of an exemption from such registration or should cause such registration to occur in connection with any offer or sales of the Common Shares.

     AN INVESTMENT IN THE COMMON SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. INVESTORS SHOULD BE PREPARED TO LOSE THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS."

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                 The date of this Prospectus is June ___, 1996.

                                TABLE OF CONTENTS


                                                                   Page
                                                                   ----

     Available Information...........................................4

     Incorporation of Certain Documents by Reference.................5

     Risk Factors....................................................6

     The Company....................................................10

     Use of Proceeds................................................18

     Selling Shareholders...........................................19

     Plan of Distribution...........................................21

     Description of Securities......................................22

     Legal Matters..................................................25

     Experts........................................................26

     Indemnification for Securities Act Liabilities.................27



Until July ____, 1996, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                              AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission ("Commission"). Such reports and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at the following regional offices of the Commission: Northeast (New York) Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest (Chicago) Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Common Shares offered hereby. This Prospectus omits certain of the information contained in the Registration Statement pursuant to the rules and regulations of the Commission. The information so omitted may be obtained from the principal offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the fee prescribed or may be examined there without charge. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such document or other document filed as an exhibit to the Registration Statement and each such statement is qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's (i) Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, (ii) Quarterly report on Form 10-QSB for the quarter ended March 31, 1996, and (iii) the description of the Company's Class A Common Shares contained in the Company's Registration Statement on Form 8-A filed with the Commission on April 5, 1982, in each case as filed with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus and shall be deemed to be a part hereof.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus, prior to the termination of the offering, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statements modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, on written or oral request of such person, a copy of any or all documents which have been incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates. Requests for such copies should be directed to Robert O'Connor, Controller and Treasurer of the Company, at 9000A Commerce Parkway, Mount Laurel, New Jersey 08054, telephone (609) 234-3939.

                                  RISK FACTORS

     The Common Shares offered hereby involve a high degree of risk. Investors should be prepared to lose their entire investment. Each prospective investor should carefully consider the following risk factors inherent in, and applicable to the business of, the Company.

     Decrease in Net Revenues; Limited Revenues. The Company's revenues have decreased significantly over the last two fiscal years. The Company's revenues in 1995 were $3,424,341, compared to $4,721,168 in 1994 and $8,324,427 in 1993.
For the quarter ended March 31, 1996, the Company's revenues were $354,873, compared with $974,095 in the same period last year. These decreases in revenues are primarily due to the fact the Company's products did not achieve expected levels of commercial success, and to product development delays. There can be no assurance that the Company's revenues will not continue to decrease and/or be sufficient to cover operating costs, support product development or ensure the Company achieves profitability.

     History of Operating Losses. In 1995 and 1994, the Company sustained net losses of $2,314,018 and $1,318,377, respectively. The Company's net loss for the quarter ended March 31, 1996 was $895,518, compared with a net loss of $564,075 in the same period last year. The Company anticipates that losses will continue until such time, if ever, that it can generate sufficient revenues from the sales of its products to cover operating costs. There can be no assurance that the Company's operations will become profitable or that the Company will ever be able to generate cash flows sufficient to sustain its operations. In the report of independent accountants for 1995, it is noted that recurring losses from operations and negative cash flows raise substantial doubt about the Company's ability to continue as a going concern.

     Product Development Delays; Cost Overruns; Uncertainty of Commercial Acceptance; Competing Products. The Company's products are custom-designed, high-performance, computer-based systems to upgrade retailer's point-of-sale ("POS") operations, which require in many cases the development of new software programs and hardware components. The Company has experienced delays in the development of new programs and components, difficulty in meeting customer specifications and cost overruns on fixed price contracts. There can be no assurance that the Company will not continue to incur delays, difficulties and cost overruns in developing its products.

     Although development of the Company's computer vision based CPA product is substantially complete, it has only recently commenced testing of the product in an actual supermarket environment, which tests are likely to take three months or more. There can be no assurance that the tests will be successful or that the CPA product will achieve commercial acceptance. In addition, the Company is in the process of introducing a new pilot product (WIZARD) that has recently completed the development and testing phases. Acceptance of either or both of these products would generate future revenues, however, there can be no assurance that the Company will not experience production delays or problems with these products or that the Company's marketing efforts will be successful.

     The Company or its competitors may announce new products or technologies that have the potential to replace the Company's products. The introduction of products embodying new technologies or changes in industry standards or customer requirements could render existing products obsolete and unmarketable. There can be no assurance that the announcement of new product offerings by the Company or its competitors will not cause customers to defer purchases of existing Company products, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     Credit Limitations and Restrictions; Capital Constraints. The Company failed to meet the net profit debt covenant under its credit arrangements as of December 31, 1994. On July 21, 1995, the Company and its lender entered into a debt restructuring agreement. In connection with this agreement, the balance of $125,000 remaining on a $400,000 fixed term note was paid in full. The term of the $500,000 note was accelerated from June 1999 to July 1996 and the monthly payments increased from $8,333 to $33,333. Payment of the $550,000 balance on the line of credit, originally scheduled for May 1995, was extended until December 31, 1996. No further advances, however, are available under the line of credit. The reduced amount of credit and increased payments have materially and adversely affected the Company's ability to fund product development and maintain its ongoing operations. In addition, there can be no assurance that the Company will be able to generate sufficient revenues to make the principal payment due in December 1996.

     The Company expects that its existing capital resources will enable it to maintain its current and planned operations through at least the second quarter of 1996. Even if all of the Warrants to purchase Common Shares are exercised, the proceeds from such exercise would only be sufficient to fund the Company's operations and support limited product development through the third quarter of 1996. Thereafter, the Company will need to raise substantial additional capital to fund its operations. The Company intends to seek such additional funding through collaborative or partnering arrangements, the extension of existing arrangements or through public or private equity or debt financings. There can be no assurance that additional financing will be available on acceptable terms or at all. If additional funds are raised by issuing equity securities, further dilution to shareholders will result. If adequate funds are not available, the Company may be required to delay, reduce the scope of or eliminate one or more of its research or development programs, curtail its marketing and sales efforts or to obtain funds through arrangements with strategic partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would otherwise seek to develop or commercialize. Any such actions could have a material adverse effect on the Company's business, financial condition and results of operations.

     Concentration of Revenues from Large Customers. In each of the years ending December 31, 1995, 1994 and 1993, fewer than four customers accounted for more than 50% of the Company's revenues. In 1995, approximately 58% of the Company's revenues were to three customers. The Company anticipates that a substantial amount of its revenues will continue to be concentrated in a limited number of customers. There can be no assurance that the number of customers will increase or that the Company will retain its existing customers.

     Dependence on the Retail Sector. All of the Company's products are designed for customers in the retail sector. The retail sector is highly cyclical, and many retailers have gone bankrupt or experienced financial difficulty. There can be no assurance that continued difficult economic conditions in the retail sector could not have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company is Dependent Upon Proprietary Technology. The Company's future success will depend in large part on its proprietary technology. The Company relies principally upon copyright, trade secret and contract law to protect its proprietary technology. There can be no assurance that such measures are adequate to protect the Company's proprietary technology.

     No Anticipated Dividends. The Company has never paid dividends in the past, and the Company does not anticipate paying cash dividends in the foreseeable future. The Company's debt restructuring agreement also prohibits the payment of dividends.

     Effect of Outstanding Warrants and Options; Negative Effect of Substantial Sales. The Company presently has outstanding options and warrants to purchase an aggregate of 1,070,623 Class A Common Shares. All of the foregoing securities represent the right to acquire Class A Common Shares of the Company during various periods of time and at various prices. Holders of these securities are given the opportunity to profit from a rise in the market price of the Class A Common Shares and are likely to exercise its securities at a time when the Company would be able to obtain additional equity capital on more favorable terms. Substantial sales of Common Shares pursuant to this Prospectus could have a negative effect on the market price for Class A Common Shares.

     Current Registration Statement and Blue Sky Qualification or Exemption Required for Exercise of Warrants. No Warrants may be exercised unless at the time of exercise the Company has filed with the Commission a current prospectus covering Common Shares upon exercise of such Warrant, and such shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of such Warrant.

                                   THE COMPANY

Business

     Since its inception in 1973, AW Computer Systems, Inc. (the "Company" or "AW") has provided retailers with custom-designed, high-performance, computer-based systems to upgrade their Point-of-Sale ("POS") operations. AW's products integrate a wide variety of POS terminals into the current store's computer systems offered by the three largest POS system manufacturers in the United States. AW has established relationships with the IBM Corporation ("IBM"), NCR Corporation ("NCR"), and Fujitsu-ICL Systems, Inc. ("FJ-ICL") to provide interfaces with their new POS systems, known as the 4690 Store System for IBM, UNITY for NCR, ISS400 for FJ-ICL, and existing popular cash registers. The ability of the Company's personnel to produce de novo interface hardware and software, customized to retailers' requirements, is a critical factor in successful operations.

     The Company's target market includes nation-wide chains of retail stores and supermarkets. Because of the large size of these customers relative to the Company, many of the Company's contracts for sale of its proprietary hardware and licensing of its proprietary software comprise a significant portion of the Company's revenues in any given year. For example, in 1995, revenue from three customers accounted for 58% of total revenue.

Products

     The Company's main product, known as AWare, enables the use of existing popular, but older, cash registers with the POS systems manufactured by IBM, NCR, and FJ-ICL. If AWare is used, a retail chain can upgrade its POS system while postponing the replacement of cash registers, a major cost of upgrading to current on-line POS operations, and mix older and newer models and different makes of cash registers. AW has developed AWare for use in supermarket chains, mass merchandising stores, and department stores.

     AW has developed a family of programmable microprocessor adapter boards for the IBM, the NCR, and the FJ-ICL computers that serve as cash register controller units. They allow various NCR, Datachecker, and older IBM cash registers to operate effectively with IBM's 4680 Store Controller, the NCR, and the FJ-ICL POS systems (the "Major Store Systems").

     Because of the rapid pace of technological change in the POS business, AW is constantly developing new products to provide additional functionality to POS systems. Products currently being developed include:

     The Checker Productivity Analyzer (CPA) Project, being developed under contract with a large supermarket chain, which does not include any guaranteed minimum purchase, is designed to enhance the economic efficiency in the handling of goods by supermarket operators. CPA has been installed at a Pilot Store and is scheduled to begin live testing shortly.

     The Wizard brings the familiarity of Microsoft's graphical Windows environment to the retail POS operation. Unlike existing graphical POS systems that demand total replacement of a retailers hardware and software, the Wizard adds graphical capability to existing environments. The Tutor version of the Wizard is installed at two Pilot Stores and is being tested.

     The Company also presently derives additional revenue from contract programming to provide system enhancements and maintenance agreements covering all of AW's POS systems.

The Company's Computer Systems

     Each computer system marketed by the Company is an integrated, customized package of computer hardware and software components.

     AW typically licenses only the use of its software and sells the microprocessor controller units which are proprietary products. The computers and terminal equipment, which the Company's systems enhance, are typically manufactured and sold to AW's clients by IBM, NCR, FJ-ICL, and other computer hardware manufacturers (See - "Suppliers" and "Marketing").

     The software directs the system's computers to perform data processing and communications functions desired by AW's customers. Most of the software used in the Company's systems is designed and developed by the Company, the most important of which is an operating system software package called the AW Kernal. This highly efficient multi-user, prioritized transaction processor operates in the AW microprocessor controller units. By performing the data processing and communications tasks, which older cash registers are unable to execute but which are required by the Major Store Systems, the Company's microprocessors and software enable various POS terminals to operate with new efficiency in a coordinated network of equipment, consisting of computers and such terminal equipment as cash registers, scanners, and debit or credit card readers.

POS Market

     Major retailers upgrade POS systems to achieve more efficient operations through the use of accurate sales reporting and analysis direct from the cash register, automated credit and debit card authorization initiated by the cash register clerk, computerized price look-up, and electronic marketing in supermarkets. This development in retail operations has been given impetus by an increasingly competitive and promotional retail environment. While the Company believes that the IBM 4680 Retail Store System is presently the leading POS system available, the Company also believes that other POS system vendors, such as NCR and FJ-ICL, will be successful in gaining a significant share of the POS system business. Accordingly, AW has broadened its AWare product to support these new systems.

     The retailers' principal economic barrier to implementing the new POS systems is the cost of providing stores with suitable cash registers which can communicate interactively with the Major Store Systems. At approximately $3,500 to $6,500 per checkout station, rewiring stores and installing new POS terminals can be disruptive, costly, and time consuming. The Company prices AWare so that the cost to the retailer for upgrading sixteen cash registers is approximately equal to the cost of one new cash register installation.

     Since the POS system is a retailer's primary method of servicing customers as well as capturing sales and inventory data, most store operators adopt new systems and technology only after careful study and evaluation of a working product. Consequently, the length of time between initial contact by an AW sales representative and large-scale implementation by a retail chain often exceeds a year. Furthermore, as competitive pressures continue to squeeze retail profit margins, chain operators are increasingly reluctant to pay for pilot system development, customization, and installation.

Customers and Markets

     The Company presently offers its POS systems to three kinds of target market retailers: 1) large general merchandise retailers, 2) large discount retail operators, and 3) supermarket grocery stores. In general, the Company's POS systems are attractive to any retailer with a large number of stores. In 1995, as in 1994, the demand for the new POS systems offered by AT&T and ICL remained soft, thereby limiting the need for AWare. Over the past three years, AW's revenues from its main product AWare have decreased as follows, $7.7 million in 1993, $3.3 million in 1994, and $2.8 million in 1995.

     The Company's business tends to center on a small number of large clients in any given year. 1995 revenues include a concentration of 58% attributed to three customers. The Company has derived substantially all of its revenues from North America during the last three years.

Customer Backlog

     Because nearly all customer system installations are contingent upon successful test store or "Pilot" implementations (see "Contractual Arrangements with Customers"), the total revenues from a customer cannot be considered firm until after acceptance of the Pilot system. At March 25, 1996, the total amount of the Company's firm orders for delivery within one year for maintenance services, hardware, and software was approximately $800 thousand, compared to a total of approximately $3.3 million at March 25, 1995. Because of the size of the backlog and the length of the selling cycle, frequently over a year, the Company believes that the volume of operations will remain at the relatively low level until the successful completion of either or both of its new products, CPA and Wizard.

Competition

     The market for the type of computer systems offered by the Company is increasingly competitive. One of the principal effects of the increase in competition, most noticeable in AW's attempt to penetrate the highly competitive supermarket arena, has been the need for the Company to develop and install demonstration systems for prospective clients without commitment or compensation. This marketing structure increases selling expense and creates a substantial financial burden during the period in which the system is being prepared for Pilot use by the prospective customer.

     Important considerations for potential purchasers of the type of computer systems marketed by the Company include system performance, compatibility of the system with other software and hardware already in use, software capability, systems reliability and maintainability, capability of the systems packager to continue to develop new products which integrate new POS equipment with existing POS equipment and, to a somewhat lesser degree, the price of the system.

     Several systems integrators offer POS systems which allow retailers to connect cash registers made by various manufacturers to NCR and IBM PS/2 computers. The Company believes that several of these companies presently offer such systems. The economic barriers to entry into this market are not high for these companies; therefore, they are potential competitors of AW. The Company believes that its products are competitive with these systems integrators because AW's proprietary devices allow a wider variety of cash registers to interact with the IBM 4680 Store System and the NCR UNITY system than the products offered by its competitors. In addition, AW's expanding base of respected retail chains accelerates acceptance of AWare by retail managers.

     IBM, FJ-ICL, and NCR also compete with the Company. Each of these companies offers retailers POS systems that utilize in-store processors and new cash registers that they manufacture. The Company believes that there will continue to be a demand for its systems, notwithstanding the competition from these much larger and well-established companies, because some retailers that presently utilize older IBM, Datachecker, or NCR cash registers will not wish to incur the heavy capital costs associated with an immediate conversion to an entirely IBM, FJ-ICL, or NCR-based system.

Marketing

     The Company markets its computer systems through its own personnel in cooperation with IBM, NCR, and FJ-ICL representatives from its offices in Mount Laurel, New Jersey to its customers and prospects. The Company does not offer financing or leasing for its systems, nor is such a program contemplated.

     AW has had a complementary marketing agreement with IBM for the sale of retail store systems. This type of agreement calls for mutual identification of prospects and for AW to provide specified marketing assistance. Under the agreement, AW would provide computer software and communications hardware to retailers while IBM would supply the computer equipment and network software.

     The Company has a similar arrangement with NCR. Under this arrangement, NCR and AW mutually designate prospective customers for the NCR UNITY POS system. If a sale is made, AW receives a commission payment based on the NCR equipment which is sold to the customer. Additionally, AW is a Reseller of the UNITY POS system software.

     In 1995, as in 1994, AW's marketing efforts were hampered by the immaturity of the POS systems offered by NCR and FJ-ICL. Frequent version changes to correct early product deficiencies caused delays in implementing the systems that AW was able to sell. As in prior years, marketing of the Company's systems was also affected by competition and the reluctance of some potential customers to purchase sophisticated computer systems which are critical to store operations from a small company such as AW. Financial turmoil among certain of AW's prospective clients is also a marketing barrier. The Company has dealt with three major customers which have been under court protection in Chapter 11 of the Bankruptcy Code.

Contractual Arrangements with Customers

     The Company's contracts with retailers normally obligate the Company to design a system which meets the customer's specifications as set forth in the contract and to complete the installation of that system in a limited number of the customer's stores (the "Pilot"). Failure to timely complete the design and development of a system, in some cases, gives the customer the right to terminate the agreement. If the Pilot is successful, the customer may elect to proceed to full-scale implementation of the system in all of its stores (the "Rollout").

     The Company normally contracts with its customers on a fixed-fee basis in three stages. At the end of each stage, the client has the option to terminate the project or proceed to the next stage.

     In the first stage, typically pursuant to a letter agreement, the technical staffs of the customer and AW jointly write a system description and develop operating and acceptance specifications. Simultaneously, a fixed-fee contract for the remaining stages is negotiated. Upon acceptance of this work, the second stage begins.

     At the beginning of the second stage, the contract for installation of a Pilot system, and later delivery of production versions, is executed. AW is typically obligated to deliver and install the AW hardware and software in sufficient quantities for the client to test the use of the system in a limited number of Pilot stores. AW also provides customized alterations to meet the client's specific needs. The client is responsible for acquiring the appropriate non-AW equipment and establishing the necessary communications network to link the stores to headquarters and establish or provide an on-line clearing house link from client headquarters for credit authorization and appropriate POS terminal equipment for use in the system. Upon completion of the Pilot system, AW grants the client a restricted non-exclusive license to use the Pilot system in only the stores under test. During the Pilot, AW also provides training and close operational support to the client. Upon acceptance of the Pilot, the client has the option to proceed to the third stage.

     In the third stage or Rollout, AW delivers production versions of the system for use in the client's stores. The client is responsible for purchasing the store computers and ensuring that the store communications network functions, as jointly agreed with AW.
     Effective upon the installation of a system, the customer ordinarily pays AW for a non-exclusive, non-transferable, perpetual license to use the system in its business. Under the contract, the customer also purchases the AW-designed computer hardware used in the system for a specified price.

     The price which the Company charges for a particular system depends upon the type and amount of hardware used in the system and the complexity of the system. Prices for the Company's systems range from $10,000 for a simple "add-on" software feature for an existing system to $3 to $6 million for a major system installation.

     The computers and terminal equipment used in the Company's systems are serviced by their respective manufacturers or other persons. AW warrants its data communications equipment and proprietary software and firmware programs against design defects for a specified period, normally not in excess of twelve months. Warranty liabilities have been nominal. Upon the expiration of the warranty period, AW services its proprietary data communication devices for its customers at its regular rates for such services then in effect.

     After the warranty period, AW typically provides software maintenance service to its clients for a fee depending on the number of stores using the AW system. Under these agreements, the Company usually provides telephone "hot-line" support, updated versions of the AW system as they are released and, if necessary, on-line programming changes to maintain system performance.

Suppliers

     Manufacture of the Company's hardware products principally involves circuit design, selection, and the assembly of purchased electronic, electrical and peripheral components (such as custom-made printed circuit boards, custom-manufactured enclosures, custom-manufactured application specific integrated circuits, standard integrated circuits, components and power supplies). The Company also makes use of programmable array logic chips in order to minimize physical size and to protect against reverse engineering by competitors. Agreements exist with the Company's suppliers to restrict them from selling to others any custom components supplied to the Company. Most of the components of the Company's hardware products are commonly available, industry-standard material.

     From time-to-time, the electronics industry has experienced periodic shortages in the supply of certain standard semiconductor devices. It is the Company's policy to maintain alternate sources for all important components, as well as to adjust inventories, in anticipation of delayed delivery times. Currently, however, some components utilized in the Company's products are available only from a single source. No assurance can be given that future shortages would not have an adverse effect on the Company's business. Thus far, the Company's profit margins and delivery commitments have not been affected by these market fluctuations.

Research and Development

     The Company operates in an industry which is subject to rapid technological change. The Company's ability to compete depends upon, among other things, its ability to offer its customers state-of-the-art computer systems. Accordingly, AW's expenditures for the development of new data communications equipment, software, and firmware are expected to continue at existing or higher levels in the future.

     The Company protects its investment in software through use of unregistered copyrights and by reliance on trade secrecy laws. The Company's use of custom application specific integrated circuits ("ASIC") and programmable array logic chips ("PAL") presents economic barriers to unauthorized copying of the
Company's products. The Company requires all technical personnel to sign nondisclosure agreements with respect to the Company's products. There can be no assurance that others will not unlawfully copy the Company's products despite these protective devices. The Company believes that the most effective protection of its trade secrets is rapid development of improved hardware and software which makes use of the latest technology.

Employees

     On March 22, 1996, the Company employed 42 full-time persons: 8 in sales, management, and administration: 27 in software development and production; and 7 in hardware development and production; compared to the 59 full-time persons employed at March 22, 1995 (15 in sales, management, and administration; 8 in hardware design and production; and 36 in software development and production). From time-to-time, AW employs computer design consultants and technicians on a temporary basis. None of the Company's employees is represented by a labor union.

     The Company believes that its future success is dependent in part on its continued ability to recruit and retain highly competent management, marketing and technical personnel.

Properties

     The Company leases its administrative offices and sales and programming facilities (containing approximately 30,000 square feet of space) in Mount Laurel, New Jersey. The Company pays approximately $24,000 per month, including its share of taxes, insurance and other expenses customarily borne by a tenant under a "net" lease, which has been extended to March 15, 1999. The Company does not own, and leases no other, real property. The Company believes that its facilities are satisfactorily maintained.

                                 USE OF PROCEEDS

     If all of the outstanding Warrants are exercised, based upon an exercise price of $2.00 per Common Share, the Company would receive $1,261,546 in proceeds. The Company will use the proceeds for general working capital and general corporate purposes. The Company will not receive any proceeds from the sale of the Common Shares.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information with respect to the Selling Shareholders as of May 15, 1996, and as adjusted to reflect the sale of Common Shares offered hereby.



                                                                       NUMBER OF
                                                                     SHARES TO BE
                                                                     SOLD PURSUANT
                        POSITION WITH THE         SHARES OWNED          TO THIS      SHARES TO BE OWNED
  NAME                       COMPANY           PRIOR TO OFFERING(8)    OFFERING     AFTER OFFERING(8)(9)
  ----                       -------           --------------------    --------     --------------------


                                                Number     Percent                Number      Percent
                                                ------     -------                ------      -------


Winn-Dixie Stores, Inc.       --               486,773(1)    9.6%     486,773           0       ---%*

Nicholas Ambrus          Chairman and          364,200(2)    7.4%      92,000     272,200       5.6%
                         Director

Charles J. McMullin      Chief Operating       257,000(3)    5.2%     192,000      65,000       1.3%
                         Officer since
                         April 1995 and
                         Director since
                         October 1994

Richard A. Schroeter     Director              195,850(4)    4.0%     110,000      85,850       1.8%

Charles Welch            Chief Executive       777,360(5)   15.7%     182,000     595,360      12.3%
                         Officer,
                         President and
                         Director

Peter DeAngelis              --                229,000(6)    4.6%     192,000      37,000       ---%*

Ira Cotler                   --                 20,000(7)    ---%*     20,000           0       ---%*

All officers and                             1,707,510(2)   32.3%     576,000   1,131,510      22.7%
directors as a group                         (3)(4)(5)
(7 persons)

- --------------
[FN]

*    Less than one percent.

(1) Includes 236,773 shares which Winn-Dixie has the right to acquire within 60 days pursuant to the 1993 Warrants.

(2) Includes 76,000 shares which Mr. Ambrus has the right to acquire within 60 days pursuant to options and the 1995 Warrants, and 8,000 shares beneficially owned pursuant to a letter agreement with P. Michael Lutze, a director of the Company.

(3) Includes 161,000 shares which Mr. McMullin has the right to acquire within 60 days pursuant to options and the 1995 Warrants.

(4) Includes 55,000 shares which Mr. Schroeter has the right to acquire within 60 days pursuant to the 1995 Warrants.

(5) Includes 121,000 shares which Mr. Welch has the right to acquire within 60 days pursuant to options and the 1995 Warrants.

(6) Includes 45,500 shares which Mr. DeAngelis has the right to acquire within 60 days pursuant to options and the 1995 Warrants. Also includes 50,500 shares which Mr. DeAngelis' spouse, Margaret DeAngelis, has the right to acquire within 60 days pursuant to options and the 1995 Warrants, as to which shares Mr. DeAngelis disclaims beneficial ownership.
[/FN]


                                              (Footnotes continued on next page)

[FN]

(7) Includes 10,000 shares which Mr. Cotler has the right to acquire within 60 days pursuant to the 1995 Warrants.

(8)  Based on 4,816,694 Class A Common Shares outstanding as of April 30, 1996.

(9) Assumes the exercise of all Warrants presently held and the sale of all Common Shares issuable upon exercise thereof. Also assumes the sale of all of the 250,000 Common Shares held directly by Winn-Dixie and an aggregate of 394,000 Common Shares held directly by the other selling shareholders.
[/FN]

                              PLAN OF DISTRIBUTION

     The Company will cause the issuance of the Common Shares to Warrant holders upon exercise of the Warrants. The Common Shares issuable on exercise of the Warrants, when issued, will be included in the outstanding shares of the Company quoted on the Nasdaq National Market. The Company does not intend to enter into any arrangement with any securities dealer or broker concerning solicitation of the exercise of the Warrants.

     The Common Shares offered hereby may be sold from time-to-time by the selling shareholders described herein, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Common Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Common Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     Upon the Company being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemented prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of Common Shares involved,
(iii) the price at which such Common Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,
(v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction.

                            DESCRIPTION OF SECURITIES

Common Stock

     The Company is authorized to issue 10,000,000 Class A Common Shares, $.01 par value, of which 4,816,694 were issued and outstanding as of March 31, 1996, and 100,000 Class B Common Shares, $.20 par value, none of which are issued and outstanding. The Board of Directors of the Company may authorize the issuance of additional Class A Common Shares and Class B Common Shares up to the total amount of Class A Common Shares and Class B Common Shares authorized without obtaining the prior approval of the shareholders.

     The issued and outstanding Class A Common Shares are fully paid and non-assessable. Holders of Class A Common Shares and Class B Common Shares are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders and may not cumulate their votes for the election of directors. If any Class B Common Shares are outstanding, majority approval of that class is required for any merger or consolidation of the Company with or into another entity, or the sale, lease, exchange or other disposition of all or substantially all of its assets to a third person.

     Class A Common Shares are not redeemable, do not have any conversion or preemptive rights and are not subject to further calls or assessments. Either the Corporation or the holders of Class B Common Shares may convert Class B Common Shares into Class A Common Shares at the rate of one Class A Common Share multiplied by 20, subject to adjustment (the "Conversion Number").

     Holders of Class A Common Shares will be entitled to participate pari passu with the holders of Class B Common Shares in such dividends and other distributions as may be declared from time to time by the Board of Directors out of funds legally available therefor and the amount of dividends payable on each Class B Common Share shall be the amount paid on each Class A Common Share multiplied by the Conversion Number. Upon liquidation or dissolution of the Company, holders of Class A Common Shares will be entitled to participate pari passu with the holders of Class B Common Shares in all assets available for distribution to holders of Class A and Class B Common Shares and the amount of assets distributed on each Class B Common Share shall be the amount distributed on each Class A Common Share multiplied by the Conversion Number.

1993 Warrants

     As additional consideration for the grant by Winn-Dixie of an exclusive marketing license for a product under development contained in the marketing and royalty agreement, dated October 28, 1993, the Company issued warrants to Winn-Dixie to purchase 200,000 Common Shares. The following is a brief summary of the material provisions of the 1993 Warrants and is subject to the provisions of the related warrant agreement. A copy of the warrant agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and reference should be made to such exhibit for a detailed description of the provisions thereto which are summarized herein. See "Available Information." A copy of the warrant agreement may be obtained from the Company.

     Each 1993 Warrant evidences the right to purchase one Class A Common Share at a price of $3.625 per share, subject to adjustment. The 1993 Warrants are entitled to the benefit of adjustments in the exercise price and in the number of Class A Common Shares deliverable upon exercise thereof upon the issuance of Class A Common Shares or securities convertible into Class A Common Shares at a price below the then exercise price of the 1993 Warrants, other than pursuant to the Company's stock option plans. The 1993 Warrants are exercisable up until the close of business on October 23, 1998.

     In May 1995, the Company issued an aggregate of 394,000 units, each unit consisting of one Class A Common Share and a warrant to purchase an additional Class A Common Share, at a per unit price of $0.55. See "-- 1995 Warrants" below. The issuance of the units at that price resulted in an adjustment to the exercise price of the 1993 Warrants from $3.625 per share to $3.062 and to the number of shares from 200,000 to 236,773. In March 1996, the Company issued 250,000 Class A Common Shares to Winn-Dixie at a price of $2.00 per share, or an aggregate consideration of $500,000. As additional consideration for the purchase of the Common Shares, the Company modified the exercise price of the 1993 Warrants from $3.062 per share to $2.00.

     The warrant agreement provides for a single demand registration under the Securities Act with respect to the Common Shares purchasable under the warrant agreement. The Company is responsible for all expenses of such registration, except for underwriting discounts and commissions, and fees and expenses of holder's counsel. The registration of Common Shares being offered by Winn-Dixie hereunder constitutes the demand registration under the warrant agreement.

     The 1993 Warrants do not confer upon the holders any voting or other rights as shareholders of the Company.

1995 Warrants

     In May 1995, certain officers and directors of the Company and other individuals purchased a total of 394,000 units, including warrants to purchase 394,000 Class A Common Shares (the "1995 Warrants"). The total proceeds to the Company, net of expenses was $206,000, which proceeds were used for product development and ongoing operations. The following is a brief summary of the material provisions of the 1995 Warrants and is subject to the provisions of the related warrant agreement. A copy of the warrant agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and reference should be made to such exhibit for a detailed description of the provisions thereto which are summarized herein. See "Available Information." A copy of the warrant agreement may be obtained from the Company.

     Each 1995 Warrant evidences the right of the holder to purchase one Class A Common Share at a price of $2.00 per share, subject to adjustment in the case of a subdivision or combination of Class A Common Shares, certain stock dividends and a consolidation or merger of the Company with or into another entity. Additionally, the Board of Directors may, in its good faith, make adjustments to protect fairly the purchase rights of the holders in accordance with the essential intent and principles of the adjustment provisions. No adjustments will be made until the cumulative adjustments of the exercise price per Class A Common Share amount to $.05 or more.

     The 1995 Warrants are exercisable up until the close of business on May 14, 2000. The minimum number of Class A Common Shares purchasable upon exercise of a 1995 Warrant is 1,000.

     The 1995 Warrants are not redeemable by the Company and the Company has no rights to purchase or otherwise acquire the 1995 Warrants. The 1995 Warrants do not confer upon holders any voting or other rights as shareholders of the Company.

Transfer Agent

     The transfer agent and registrar of the Company's Class A Common Shares is StockTrans, Inc., 7 E. Lancaster Avenue, Ardmore, Pennsylvania 19003.

                                  LEGAL MATTERS

     The legality of the Common Shares offered hereby will be passed upon for the Company and the selling shareholders by the Law Offices of Gary Kaufman, 1370 Avenue of the Americas, Suite 3200, New York, New York 10019.

                                     EXPERTS

     The consolidated balance sheets as of December 31, 1995 and 1994 and the consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995, have been incorporated by reference in this Prospectus and in the Registration Statement on Form S-3 in reliance on the report, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, of Coopers & Lybrand L.L.P., independent accounts, given on the authority of said firm as experts in auditing and accounting.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The Amended and Restated By-laws of the Company provide that the Company shall indemnify to the fullest extent permitted by New Jersey law any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Company. Such indemnification (other than as ordered by a court) shall be made by the Company only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct i.e., such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company. Advances for such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors, or by independent legal counsel or by the shareholders. In addition, the Restated Certificate of Incorporation provides for the elimination, to the extent permitted by New Jersey law, of personal liability of directors to the Company and its shareholders for monetary damages for breach of fiduciary duty as directors.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

          The expenses in connection with the issuance and distribution of the securities being registered, all of which will be paid by the Registrant, are as follows:

          Securities and Exchange Commission      $ 1,316.08
          Registration Fee
          Accountants' Fees and Expenses            5,000.00
          Legal Fees and Expenses                  15,000.00
          Miscellaneous Expenses                    1,000.00
                                                    --------
                   Total                          $22,316.08
                                                  ==========

Item 15.  Indemnification of Directors and Officers.

          The Amended and Restated By-laws of the Company provide that the Company shall indemnify to the fullest extent permitted by New Jersey law any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Company. Such indemnification (other than as ordered by a court) shall be made by the Company only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances for such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors, or by independent legal counsel or by the stockholders. In addition, the Restated Certificate of Incorporation provides for the elimination, to the extent permitted by New Jersey law, of personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as directors.
Item 16.  Exhibits.

3A The Company's Restated Certificate of Incorporation. Exhibit 3A to the Company's Registration Statement No. 2-68939 is incorporated herein by reference.

3A-1 Amendment to the Company's Restated Certificate of Incorporation dated June 30, 1987. Exhibit 3A-1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1987 is incorporated herein by reference.

3B The Company's Amended and Restated By-Laws. Exhibit 3B to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994 is incorporated herein by reference.

3C The Company's Post-Effective Amendment No. 1 to Form S-8 (Registration Statement No. 33-64686). Exhibit 3C to the Company's Quarterly Report on Form 10Q-SB for the quarter ended September 30, 1995 is incorporated herein by reference.

3C-1 The Company's Registration Statement on Form S-8. Exhibit 3C-1 to the Company's Quarterly Report on Form 10Q-SB for the quarter ended September 30, 1995 is incorporated herein by reference.

4F Specimen Certificate for Class A Common Shares. Exhibit 4F to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994 is incorporated herein by reference.

4H-1      Note  and  Warrant  Purchase   Agreement  15%  Promissory  Notes  With
          Warrants. Exhibit 4H-1 to the Company's Quarterly Report on Form 10-Q for September 30, 1990 is incorporated herein by reference.

4I-1 Term Note between AW Computer Systems, Inc. and National Westminster Bank, NJ in the amount of $400,000, and Letter, Grid Note and Continuing General Security Agreement dated August 28, 1992 between the Company and National Westminster Bank, NJ approving a line of credit in the amount of $250,000. Exhibit 4I-1 to the Company's Quarterly Report on Form 10-Q for September 30, 1992 is incorporated herein by reference.

4I-2 $600,000 Grid Note payable to National Westminster Bank New Jersey dated June 1, 1994. Exhibit 4I-2 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994 is incorporated herein by reference.

4I-3 Term Note in the amount of $500,000 and Continuing General Security Agreement, both dated May 13, 1994, between the Company and National Westminster Bank, NJ. Exhibit 4I-3 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994 is incorporated herein by reference.

                                      11-2

4I-4 Guarantee between the Company's subsidiary and National Westminster Bank, NJ dated on May 31, 1994. Exhibit 4I-4 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994 is incorporated herein by reference.

4I-5 Letter Agreement between the Company and NatWest Bank N.A. dated July 25, 1995. Exhibit 4I-5 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995 is incorporated herein by reference.

10D Employment Agreement dated October 1, 1985 between Nicholas Ambrus and the Company. Exhibit 28B to the Company's Registration Statement No. 33-1898 is incorporated herein by reference.

10D-1 Amendment to Employment Agreement between the Company and Nicholas Ambrus. Exhibit 10D-1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1990 is incorporated herein by reference.

10D-4 Supplemental Employment and Retirement Agreement dated March 1, 1993 between Nicholas Ambrus and the Company . Exhibit 10D-4 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1993 is incorporated herein by reference.

10E Employment Agreement dated October 1, 1985 between Charles Welch and the Company. Exhibit 28C to the Company's Registration Statement No. 33-1898 is incorporated herein by reference.

10E-1 Amendment Number Two to the Employment Agreement between the Company and Charles Welch dated August 31, 1995. Exhibit 10E-1 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995 is incorporated herein by reference.

10F Employment Agreement between the Company and Charles J. McMullin dated April 25, 1994. Exhibit 10F to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994 is incorporated herein by reference.

10G Employment Agreement between the Company and P. Michael Lutze dated February 15, 1996. Exhibit 10G to the Company's Annual Report on Form 10-KSB is incorporated herein by reference.

10H Lease between Linpro Industrial Limited and the Company dated August 12, 1983. Exhibit 10H to the Company's Annual Report on Form 10-K for the year ended December 31, 1983 is incorporated herein by reference.

10H-1 Amendment dated August 1, 1986 to the Lease between Linpro Industrial Limited and the Company. Exhibit 10H-1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1986 is incorporated herein by reference.

10H-2 Amendment dated December 2, 1986 to the Lease between Linpro Industrial Limited and the Company. Exhibit 10H-2 to the Company's Annual Report on Form 10-K for the year ended December 31, 1986 is incorporated herein by reference.

10H-3 Sixth Amendment dated November 27, 1991 to Lease between Linpro South Jersey, Inc. and the Company. Exhibit 10H-3 of the Company's Annual Report on Form 10-K for the year ended December 31, 1991 is incorporated here in by reference.

10H-4 Seventh Amendment dated June 7, 1992 to lease between Linpro Greentree Business Centre Partnership and the Company. Exhibit 10H-4 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1992 is incorporated herein by reference.

10H-5 Eighth Amendment dated February 15, 1994 to lease between Linpro Greentree Business Centre Partnership and the Company. Exhibit 10H-5 to the Company's Annual Report on Form 10-KSB for year ended December 31, 1994 is incorporated herein by reference.

10J Summary of Bonus Plan. Exhibit 10J to the Company's Annual Report on Form 10-K for the year ended December 31, 1987 is incorporated herein by reference.

10L       Letter  Agreement  between  the  Company  and the Wall  Street  Group.
          Exhibit 10L of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1992 is incorporated herein by reference.

10M-1 IBM Business Partner Agreement Application Specialist dated January 12, 1992. Exhibit 10M-1 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994 is incorporated herein by reference.

10M-12 Development Agreement between Fujitsu-ICL and the Company dated June 29, 1993. Exhibit 10M-12 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994 is incorporated herein by reference.

10M-13 Amendment #1 to the Development Agreement between Fujitsu-ICL and the Company dated January 21, 1994. Exhibit 10M-13 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994 is incorporated herein by reference.

10M-14 Reseller Agreement between NCR Corporation and the Company dated August 17, 1992. Exhibit 10M-14 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994 is incorporated herein by reference.

10M-15 Referral Agreement between NCR Corporation and the Company dated August 17, 1992. Exhibit 10M-15 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994 is incorporated herein by reference.

10M-16 Addendum to the Referral Agreement between NCR Corporation and the Company dated December 10, 1993. Exhibit 10M-16 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994 is incorporated herein by reference.

10M-17 Letter Agreement between NCR Corporation and the Company extending repayment of the Referral Agreement dated February 23, 1995. Exhibit 10M-17 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994 is incorporated herein by reference.

10M-18 Solution Provider Agreement between Microsoft Corporation and the Company dated August 1995. Exhibit 10M-18 to the Company's Annual Report on Form 10-KSB is incorporated herein by reference.

10N 1984 Stock Option and Stock Grant Plan of the Company. Exhibit 10N to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1988 is incorporated herein by reference.

10N-1 Amendment to the 1984 Stock Option and Stock Grant Plan. Exhibit 10O to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1989 is incorporated herein by reference.

10N-2 The Company's October 1992 Stock Option and Stock Grant Plan (as amended). Exhibit 10N-2 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1992 is incorporated herein by reference.

10P Subscription Agreement between the Company and Winn-Dixie Stores, Inc. dated March 8, 1996. Exhibit 10P to the Company's Annual Report on Form 10-KSB is incorporated herein by reference.

10P-1 Addendum to Warrant Agreement between the Company and Winn-Dixie Stores, Inc. dated March 8, 1996. Exhibit 10P-1 to the Company's Annual Report on Form 10-KSB is incorporated herein by reference.

10P-2     SEC Report on Form 10-C dated March 12, 1996.

10T-1 POS Purchase Agreement dated April 18, 1991 between Wal-Mart, Inc. and the Company. Exhibit 10T-1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1991 is incorporated herein by reference.

10U Letter Agreement between the Company and Janney Montgomery Scott Inc. dated October 4, 1995. Exhibit 10U to the Company's Annual Report on Form 10-KSB is incorporated herein by reference.

10U-1 Letter Agreement between the Company and Janney Montgomery Scott Inc. dated January 30, 1996. Exhibit 10U-1 to the Company's Annual Report on Form 10-KSB is incorporated herein by reference.

10U-2 Letter Agreement between the Company and Janney Montgomery Scott Inc. dated March 5, 1996. Exhibit 10U-2 to the Company's Annual Report on Form 10-KSB is incorporated herein by reference.

10V Agreement for the Procurement of Life Insurance dated May 13, 1986 between the Company and Nicholas Ambrus. Exhibit 10V o the Company's Annual Report on Form 10-K for the year ended December 31, 1986 is incorporated herein by reference.

10W Agreement for the Procurement of Life Insurance dated May 13, 1986 between the Company and Charles Welch. Exhibit 10W to the Company's Annual Report on Form 10-K for the year ended December 31, 1986 is incorporated herein by reference.

10Y IBM Subcontractor Agreement dated February 11, 1992 between the IBM Corporation and the Company with Pricing Amendment Letter dated February 25, 1992. Exhibit 10-Y to the Company's Quarterly Report on Form 10-Q for September 30, 1992 is incorporated herein by reference.

5         Opinion  of  Law  Offices  of  Gary  Kaufman  regarding   legality  of
          securities.

23.1      Consent of Law Offices of Gary Kaufman (included in Exhibit 5).

23.2      Consent of Coopers & Lybrand L.L.P.

Item 17.  Undertakings.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information set forth in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Mount Laurel, State of New Jersey, on May 7, 1996.


                                   AW COMPUTER SYSTEMS, INC.



                                   By:/s/Charles Welch
                                      Charles Welch
                                      Chief Executive Officer and President



                                   By:/s/Robert O'Connor
                                      Robert O'Connor
                            Controller and Treasurer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



/s/Nicholas Ambrus                                     Date:5/6/96
Nicholas Ambrus
Chairman of the Board


/s/Charles Welch                                       Date:5/7/96
Charles Welch
Chief Executive Officer, President and Director
(Principal Executive Officer)


/s/Charles McMullin                                    Date:5/6/96
Charles McMullin
Chief Operating Officer and Director


/s/P. Michael Lutze                                    Date:5/7/96
P. Michael Lutze
Senior Vice President and Director


/s/Richard Schroeter                                   Date:5/7/96
Richard A. Schroeter
Director


/s/Robert J. Hannon                                    Date:5/7/96
Robert J. Hannon
Director


/s/Robert O'Connor                                     Date:5/6/96
Robert O'Connor
Controller and Treasurer
(Principal Accounting Officer)

                                  EXHIBIT INDEX

3A The Company's Restated Certificate of Incorporation. Exhibit 3A to the Company's Registration Statement No. 2-68939 is incorporated herein by reference.

3A-1 Amendment to the Company's Restated Certificate of Incorporation dated June 30, 1987. Exhibit 3A-1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1987 is incorporated herein by reference.

3B The Company's Amended and Restated By-Laws. Exhibit 3B to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994 is incorporated herein by reference.

3C The Company's Post-Effective Amendment No. 1 to Form S-8 (Registration Statement No. 33-64686). Exhibit 3C to the Company's Quarterly Report on Form 10Q-SB for the quarter ended September 30, 1995 is incorporated herein by reference.

3C-1 The Company's Registration Statement on Form S-8. Exhibit 3C-1 to the Company's Quarterly Report on Form 10Q-SB for the quarter ended September 30, 1995 is incorporated herein by reference.

4F Specimen Certificate for Class A Common Shares. Exhibit 4F to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994 is incorporated herein by reference.

4H-1      Note  and  Warrant  Purchase   Agreement  15%  Promissory  Notes  With
          Warrants. Exhibit 4H-1 to the Company's Quarterly Report on Form 10-Q for September 30, 1990 is incorporated herein by reference.

4I-1 Term Note between AW Computer Systems, Inc. and National Westminster Bank, NJ in the amount of $400,000, and Letter, Grid Note and Continuing General Security Agreement dated August 28, 1992 between the Company and National Westminster Bank, NJ approving a line of credit in the amount of $250,000. Exhibit 4I-1 to the Company's Quarterly Report on Form 10-Q for September 30, 1992 is incorporated herein by reference.

4I-2 $600,000 Grid Note payable to National Westminster Bank New Jersey dated June 1, 1994. Exhibit 4I-2 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994 is incorporated herein by reference.

4I-3 Term Note in the amount of $500,000 and Continuing General Security Agreement, both dated May 13, 1994, between the Company and National Westminster Bank, NJ. Exhibit 4I-3 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994 is incorporated herein by reference.

4I-4 Guarantee between the Company's subsidiary and National Westminster Bank, NJ dated on May 31, 1994. Exhibit 4I-4 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994 is incorporated herein by reference.

4I-5 Letter Agreement between the Company and NatWest Bank N.A. dated July 25, 1995. Exhibit 4I- to the Company's Annual Report is Form 10-KSB for the year ended December 31, 1995 is incorporated herein by reference.

10D Employment Agreement dated October 1, 1985 between Nicholas Ambrus and the Company. Exhibit 28B to the Company's Registration Statement No. 33-1898 is incorporated herein by reference.

10D-1 Amendment to Employment Agreement between the Company and Nicholas Ambrus. Exhibit 10D-1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1990 is incorporated herein by reference.

10D-4 Supplemental Employment and Retirement Agreement dated March 1, 1993 between Nicholas Ambrus and the Company . Exhibit 10D-4 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1993 is incorporated herein by reference.

10E Employment Agreement dated October 1, 1985 between Charles Welch and the Company. Exhibit 28C to the Company's Registration Statement No. 33-1898 is incorporated herein by reference.

10E-1 Amendment Number Two to the Employment Agreement between the Company and Charles Welch dated August 31, 1995. Exhibit 10E-1 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995 is incorporated herein by reference.

10F Employment Agreement between the Company and Charles J. McMullin dated April 25, 1994. Exhibit 10F to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994 is incorporated herein by reference.

10G Employment Agreement between the Company and P. Michael Lutze dated February 15, 1996. Exhibit 10G to the Company's Annual Report on Form 10-KSB is incorporated herein by reference.

10H Lease between Linpro Industrial Limited and the Company dated August 12, 1983. Exhibit 10H to the Company's Annual Report on Form 10-K for the year ended December 31, 1983 is incorporated herein by reference.

10H-1 Amendment dated August 1, 1986 to the Lease between Linpro Industrial Limited and the Company. Exhibit 10H-1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1986 is incorporated herein by reference.

10H-2 Amendment dated December 2, 1986 to the Lease between Linpro Industrial Limited and the Company. Exhibit 10H-2 to the Company's Annual Report on Form 10-K for the year ended December 31, 1986 is incorporated herein by reference.

10H-3 Sixth Amendment dated November 27, 1991 to Lease between Linpro South Jersey, Inc. and the Company. Exhibit 10H-3 of the Company's Annual Report on Form 10-K for the year ended December 31, 1991 is incorporated here in by reference.

10H-4 Seventh Amendment dated June 7, 1992 to lease between Linpro Greentree Business Centre Partnership and the Company. Exhibit 10H-4 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1992 is incorporated herein by reference.

10H-5 Eighth Amendment dated February 15, 1994 to lease between Linpro Greentree Business Centre Partnership and the Company. Exhibit 10H-5 to the Company's Annual Report on Form 10-KSB for year ended December 31, 1994 is incorporated herein by reference.

10J Summary of Bonus Plan. Exhibit 10J to the Company's Annual Report on Form 10-K for the year ended December 31, 1987 is incorporated herein by reference.

10L       Letter  Agreement  between  the  Company  and the Wall  Street  Group.
          Exhibit 10L of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1992 is incorporated herein by reference.

10M-1 IBM Business Partner Agreement Application Specialist dated January 12, 1992. Exhibit 10M-1 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994 is incorporated herein by reference.

10M-12 Development Agreement between Fujitsu-ICL and the Company dated June 29, 1993. Exhibit 10M-12 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994 is incorporated herein by reference.

10M-13 Amendment #1 to the Development Agreement between Fujitsu-ICL and the Company dated January 21, 1994. Exhibit 10M-13 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994 is incorporated herein by reference.

10M-14 Reseller Agreement between NCR Corporation and the Company dated August 17, 1992. Exhibit 10M-14 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994 is incorporated herein by reference.

10M-15 Referral Agreement between NCR Corporation and the Company dated August 17, 1992. Exhibit 10M-15 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994 is incorporated herein by reference.

10M-16 Addendum to the Referral Agreement between NCR Corporation and the Company dated December 10, 1993. Exhibit 10M-16 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994 is incorporated herein by reference.

10M-17 Letter Agreement between NCR Corporation and the Company extending repayment of the Referral Agreement dated February 23, 1995. Exhibit 10M-17 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994 is incorporated herein by reference.

10M-18 Solution Provider Agreement between Microsoft Corporation and the Company dated August 1995. Exhibit 10M-18 to the Company's Annual Report on Form 10-KSB is incorporated herein by reference.

10N 1984 Stock Option and Stock Grant Plan of the Company. Exhibit 10N to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1988 is incorporated herein by reference.

10N-1 Amendment to the 1984 Stock Option and Stock Grant Plan. Exhibit 10O to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1989 is incorporated herein by reference.

10N-2 The Company's October 1992 Stock Option and Stock Grant Plan (as amended). Exhibit 10N-2 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1992 is incorporated herein by reference.

10P Subscription Agreement between the Company and Winn-Dixie Stores, Inc. dated March 8, 1996. Exhibit 10P to the Company's Annual Report on Form 10-KSB is incorporated herein by reference.

10P-1 Addendum to Warrant Agreement between the Company and Winn-Dixie Stores, Inc. dated March 8, 1996. Exhibit 10P-1 to the Company's Annual Report on Form 10-KSB is incorporated herein by reference.

10P-2     SEC Report on Form 10-C dated March 12, 1996.

10T-1 POS Purchase Agreement dated April 18, 1991 between Wal-Mart, Inc. and the Company. Exhibit 10T-1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1991 is incorporated herein by reference.

10U Letter Agreement between the Company and Janney Montgomery Scott Inc. dated October 4, 1995. Exhibit 10U to the Company's Annual Report on Form 10-KSB is incorporated herein by reference.

10U-1 Letter Agreement between the Company and Janney Montgomery Scott Inc. dated January 30, 1996. Exhibit 10U-1 to the Company's Annual Report on Form 10-KSB is incorporated herein by reference.

10U-2 Letter Agreement between the Company and Janney Montgomery Scott Inc. dated March 5, 1996. Exhibit 10U-2 to the Company's Annual Report on Form 10-KSB is incorporated herein by reference.

10V Agreement for the Procurement of Life Insurance dated May 13, 1986 between the Company and Nicholas Ambrus. Exhibit 10V to the Company's Annual Report on Form 10-K for the year ended December 31, 1986 is incorporated herein by reference.

10W Agreement for the Procurement of Life Insurance dated May 13, 1986 between the Company and Charles Welch. Exhibit 10W to the Company's Annual Report on Form 10-K for the year ended December 31, 1986 is incorporated herein by reference.

10Y IBM Subcontractor Agreement dated February 11, 1992 between the IBM Corporation and the Company with Pricing Amendment Letter dated February 25, 1992. Exhibit 10-Y to the Company's Quarterly Report on Form 10-Q for September 30, 1992 is incorporated herein by reference.

5         Opinion  of  Law  Offices  of  Gary  Kaufman  regarding   legality  of
          securities incorporated herein at page II-17.

23.1 Consent of Law Offices of Gary Kaufman (included in Exhibit 5) incorporated herein at page II-17.

23.2      Consent of Coopers & Lybrand L.L.P. incorporated herein at page II-19.

                                                                       EXHIBIT 5



                                                                    May 15, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Re:  AW Computer Systems, Inc.
     Registration Statement on Form S-3

Gentlemen:

     Reference is made to the Registration Statement on Form S-3, dated May 15, 1996 (the "Registration Statement"), filed with the Securities and Exchange Commission by AW Computer Systems, Inc., a New Jersey corporation (the "Company"). The Registration Statement relates to an aggregate of 1,274,773 Class A Common Shares, $.01 par value (the "Common Shares"), being offered by certain selling shareholders. Of the Common Shares being registered, 644,000 shares are held directly by the selling shareholders and 630,773 shares are issuable upon the exercise of Warrants (the "Warrant Shares"). All capitalized terms not defined herein shall have the meanings accorded them in the Registration Statement.

     We advise you that we have examined originals or copies certified or otherwise identified to our satisfaction of the Restated Certificate of Incorporation, as amended, and the Amended and Restated By-Laws of the Company, minutes of meetings of the Board of Directors and shareholders of the Company, the Registration Statement and such other documents, instruments and certificates of officers and representatives of the Company and public officials, and we have made such examination of law as we have deemed appropriate as the basis for the opinion hereinafter expressed. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted as originals, and the conformity to original documents of documents submitted to us as certified or photostatic copies.

     Based on the foregoing, we are of the opinion that:

     (a) 644,000 of the Common Shares being offered by the selling shareholders are presently outstanding, and when sold pursuant to the terms of the Registration Statement, will be legally issued, fully paid and non-assessable; and

     (b) the Warrant Shares have been duly authorized and reserved for and, when issued upon exercise of the Warrants, will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we further consent to the reference to this firm under the caption "Legal Matters" in the Registration Statement and the Prospectus forming a part thereof.

                                                               Very truly yours,



                                                                 /s/Gary Kaufman
                                                     LAW OFFICES OF GARY KAUFMAN

                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 15, 1996, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, on our audits of the consolidated financial statements of AW Computer Systems, Inc. as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, which report is included or incorporated by reference in the AW Computer Systems, Inc.'s Annual Report on Form 10-KSB for the year ended December 31, 1995.

We also consent to the references to our firm set forth under the caption "Experts" in this Registration Statement.

/s/Coopers & Lybrand L.L.P.
COOPERS & LYBRAND L.L.P.



2400 Eleven Penn Center
Philadelphia, PA  19103
May 14 1996





                                     II-20